Exhibit 99.1

June 2, 2008
For Immediate Release

WaMu’s Board Adopts New Governance Measures

SEATTLE—June 2, 2008 – Washington Mutual (NYSE:WM) today announced several new measures to further strengthen WaMu’s corporate governance as the company’s management team and Board of Directors work to return the company to profitability.

Effective July 1, independent director Stephen E. Frank will assume the role of Board Chair while Kerry Killinger will continue to lead the company as Chief Executive Officer and serve as a Director.  The Board also adopted a majority voting standard and made several changes to the composition and leadership of certain of its Board Committees.

“The actions taken today by the Board are the result of a deliberate review of how best to enhance WaMu’s corporate governance policies and practices.  They also reflect the Board’s commitment to listening to feedback from our shareholders,” said Frank.  “My fellow directors and I look forward to working with Kerry and his management team as they return WaMu to profitability.”

Frank, 66, has served on WaMu’s Board of Directors since 1997, most recently as the company’s Lead Independent Director.  He is the retired chairman, president and CEO of Southern California Edison.

 “We’re very fortunate to have in Steve Frank a Board Chair who has broad business experience and a deep knowledge of our company,” said Killinger.  “These actions underscore the Board’s longstanding commitment to good corporate governance and my personal commitment to improving the company’s financial performance and delivering value to our shareholders.”

Killinger added, “These steps are just a few among many we are taking this year to make this a positive turning point for WaMu.  In addition to these actions, we are, of course, aggressively implementing our plans for operational and financial recovery—including maintaining ample capital and a high level of liquidity, significantly reducing our operating expenses, and continuing to grow our profitable, core retail bank.”

Under WaMu’s new majority voting standard, in uncontested director elections, nominees must receive a majority of votes cast to be re-elected.

The Board also made the following changes to the composition and leadership of certain of its Board committees:

  The Board appointed Orin C. Smith, retired Starbucks CEO, to serve as Chair of the Finance Committee.  Smith has been a Director since 2005 and will continue to serve on the Board’s Audit and Governance Committees.  Recently elected director David Bonderman will serve as Vice Chair of the Finance Committee, in addition to being a member of the Corporate Development committee.  Bonderman is Managing Director of the global private investment firm TPG.

  The Board appointed Thomas C. Leppert, Dallas Mayor and former chairman and CEO of The Turner Corporation, to serve as Chair of the Governance Committee.  Leppert has served as a member of the Governance Committee and will continue to serve as a member of the Audit and Corporate Relations Committees.  Leppert joined WaMu’s Board in 2005.

  The Board appointed Regina T. Montoya to serve as Chair of the Corporate Relations committee.  She will also continue in her role as a member of the Finance Committee.  Montoya, CEO of Dallas-based New America Alliance, joined WaMu’s Board in 2006.

In addition, the company has launched a search for individuals with extensive financial services and strong leadership experience to further fortify WaMu’s Board of Directors as new independent directors.

About WaMu

WaMu, through its subsidiaries, is one of the nation's leading consumer and small business banks. At March 31, 2008, WaMu and its subsidiaries had assets of $319.67 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate approximately 2,500 consumer and small business banking stores throughout the nation. WaMu's financial reports and news releases are available at www.wamu.com/ir.

WaMu

Media Contact:
Libby Hutchinson

206-500-2770
libby.hutchinson@wamu.net

or

Investor Relations Contact:
Alan Magleby
206-500-4148 (Seattle)
212-702-6955 (New York)
alan.magleby@wamu.net